EXHIBIT 99.1











                                                                 April 24, 2001

FOR IMMEDIATE RELEASE


              ALBERTSON'S, INC., SELECTS GE'S LAWRENCE R. JOHNSTON
                          CHAIRMAN OF THE BOARD AND CEO

     The board of directors of Albertson's, Inc. (NYSE: ABS), one of the nation's largest food and drug retailers, today announced the appointment of Lawrence R. Johnston, 52, a senior executive of General Electric Company, as chairman, chief executive officer and a director.

     As president and chief executive officer of GE Appliances Division, a nearly $6 billion global business, Johnston reported directly to John F. Welch Jr., GE's chairman and CEO. Johnston also served as a member of GE's Corporate Executive Council.

     "Larry brings a wealth of experience in general management, consumer marketing and selling to retailers, plus the proven ability to drive profitable growth," said Paul I. Corddry, an Albertson's director and chairman of its CEO search committee. "He spent most of his GE career in that company's largest consumer business, GE Appliances, with products including refrigerators, ovens, dishwashers, air conditioners, washers and dryers. GE has proved to be a fertile spawning ground for results-driven executives, many of whom have been recruited as CEO's by other companies, and we are delighted that Larry has accepted our offer to lead Albertson's forward into the 21st century," said Corddry.

     Johnston succeeds Gary Michael, 60, as Albertson's chairman and CEO, effective immediately and, as previously announced, Michael will remain on the board until the Company's Annual Meeting on June 14, 2001.

     "I'm looking forward to working closely with Larry to build upon our rich foundation and to take our Company to new heights. Larry has an outstanding record of success, and I am pleased that someone with his extensive experience and strategic vision will be leading our team," said Peter Lynch, Albertson's president and chief operating officer.

     "Under Larry's leadership, GE Appliances accelerated its product development, ___ drove productivity improvements via digitization, launched exciting new retail distribution concepts and significantly improved its market share," said Corddry, a former senior vice president of H.J. Heinz Company. "He will be targeting similar objectives, while focusing on the growth opportunities afforded by Albertson's vast supermarket, drugstore and logistics network."

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     "The supermarket and drugstore  industries are in a period of unprecedented consolidation," Johnston said. "Albertson's emerged as one of the great retail companies in America and is now well positioned to grow and deliver improved returns to its shareholders, while providing a superior value proposition to the more than 1.5 billion customers that shop with us each year. There is enormous unrealized potential in the Company and I am excited about working with the Albertson's team to tap this potential.

     "I look forward to taking the reins of this great Company from Gary Michael and to working closely with Peter Lynch who has done an outstanding job for Albertson's," said Johnston. "I feel confident that this will ensure a successful and seamless transition of executive management."

     Prior to being named president of GE Appliances, Johnston was president and CEO of GE Medical Systems - Europe, headquartered in Paris, where he reported directly to Jeffrey Immelt, GE's recently named president and chairman-elect. While in Europe, Johnston was credited with a significant turnaround of his unit's revenues and profits, consummated several acquisitions and grew GE's market share across Europe, the Middle East and Africa. During his European tenure, Johnston was also selected by Welch as chairman of GE's European Executive Council, comprising all of GE's European business leaders.

     Johnston joined GE in 1972 as a sales trainee, following his graduation from Stetson University, Deland, FL. In the past 28 years, he has held both domestic and international assignments in different GE businesses, serving in marketing, merchandising, sales and general management roles.

     Albertson's, founded in 1939 as a single grocery store in Boise, Idaho, had sales of $36.8 billion in the fiscal year ended February 1, 2001. With headquarters in Boise, the Company currently operates 2,536 retail stores in 36 states and has approximately 235,000 employees. It does business under several retail banners, including Jewel-Osco, Acme and Albertson's supermarkets, as well as Osco and Sav-on drugstores.

     The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause actual results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K.

                                * * * * * * * * *

CONTACT: Albertson's, Inc., Boise, Idaho
                  www.albertsons.com
                  Investor Relations
                     A. Craig Olson              208/395-6284
                     Renee Bergquist             208/395-6622
                  News Media
                      Ertharin Cousin            208/395-6477